EXHIBIT 10.1
Amendment to
Farmer Bros Co.
Amended and Restated
2017 Long-Term Incentive Plan

This Amendment (this “Amendment”) to the Farmer Bros. Co. Amended and Restated 2017 Long-Term Incentive Plan (the “Plan”), is made and adopted by the Board of Directors (the “Board”) of Farmer Bros. Co., a Delaware corporation (the “Company”), effective as of the Effective Date (as defined below). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan.

RECITALS

WHEREAS, the Company has previously adopted, and the Company’s stockholders have previously approved, the Plan;

WHEREAS, pursuant to Section 11.4 of the Plan, the Board or the Compensation Committee of the Board may amend the Plan at any time; provided that, to be effective, any such amendment to the Plan requiring stockholder approval to comply with Applicable Laws be approved by the Board and the Company’s stockholders;

WHEREAS, the Board considers it to be in the best interests of the Company and its stockholders to amend the Plan to: (i) expand the class of eligible persons to whom Awards may be granted; (ii) increase the Overall Share Limit under the Plan as set forth herein; and (iii) increase the number of Shares which may be issued pursuant to the exercise of Incentive Stock Options as set forth herein; and

WHEREAS, this Amendment shall become effective upon the approval of this Amendment by the Company’s stockholders (the date of such approval, the “Effective Date”).

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, effective as of the Effective Date:

SECTION 1.
AMENDMENT

1.Article II of the Plan is hereby amended to add the following definition in appropriate alphabetical order, and, as applicable, reordering and renumbering the existing defined terms:

“‘Consultant’ means any person, including any advisor, engaged by the Company or any of its subsidiaries to render services to such entity.”

2.Section 2.42 of the Plan is hereby deleted and replaced in its entirety with the following, with such amended Section accounting for appropriate alphabetization, reordering and renumbering:

“‘Service Provider’ means an Employee, Consultant, or Director.”

3.Section 2.27 of the Plan is hereby deleted and replaced in its entirety with the following, with such amended Section accounting for appropriate alphabetization, reordering and renumbering:

“‘Overall Share Limit’ means the sum of (i) 3,550,000 Shares (including Shares already issued under the Original Plan); and (ii) the number of Shares that are subject to Prior Plan Awards that become available for issuance under the Plan pursuant to Article 5.”

4.The first sentence of Paragraph (b) of Section 2.47 of the Plan is hereby deleted and replaced in its entirety with the following, with such amended Section accounting for appropriate alphabetization, reordering and renumbering:

“(b) As to an Employee or a Consultant, the time when the service relationship between a Participant and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Participant simultaneously commences or remains in employment or service as a consultant or director with the Company or any Subsidiary.”

5.Section 5.3 is hereby deleted and replaced in its entirety with the following:

“Section 5.3 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 3,550,000 Shares (as adjusted to reflect any Equity Restructuring) may be issued pursuant to the exercise of Incentive Stock Options.”

SECTION 2.
Reference to and Effect on the Plan

This Amendment shall be and is hereby incorporated into and forms a part of the Plan. The Plan, as amended hereby, and all other documents, instruments and agreements executed or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.